Exhibit 99.1

Revolve Group Announces Fourth Quarter and Full Year 2025 Financial Results

Los Angeles, CA – February 24, 2026 - Revolve Group, Inc. (NYSE: RVLV), the next-generation fashion retailer for Millennial and Generation Z consumers, today announced financial results for the fourth quarter and full year ended December 31, 2025.

“We finished the year with an outstanding fourth quarter, highlighted by double-digit top-line growth, a 58% increase in net income and a 44% increase in Adjusted EBITDA year-over-year,” said co-founder and co-CEO Mike Karanikolas. “We achieved these strong financial results while continuing to invest in many initiatives that we are very excited about, and which we believe set us up well for continued profitable growth and market share gains in 2026 and beyond.”

“We are thrilled with our momentum in delivering strong growth and profitability, which has continued in early 2026, and we are even more excited about what lies ahead,” said co-founder and co-CEO Michael Mente. “We are confident that our culture of innovation and technology DNA will allow us to remain a leader in the continued wave of AI innovation, driving higher conversion and efficiency. We are in a unique and opportunistic time, and with our strong financial position, powerful brand and momentum in the business, we intend to invest significantly and thoughtfully to take our brands to new heights.”

Fourth Quarter 2025 Financial Summary

	Three Months Ended December 31,
	2025	2024	YoY Change
	(in thousands, except percentages)
Net sales	$324,371	$293,728	10%
Gross profit	$172,920	$154,298	12%
Gross margin	53.3%	52.5%
Net income	$18,550	$11,770	58%
Adjusted EBITDA (non-GAAP financial measure)	$26,263	$18,272	44%
Net cash (used in) provided by operating activities	$(10,187)	$3,918	NM
Free cash flow (non-GAAP financial measure)	$(12,854)	$1,831	NM

NM - not meaningful

Fourth Quarter 2025 Operational Metrics

	Three Months Ended December 31,
	2025	2024	YoY Change
	(in thousands, except average order value and percentages)
Active customers	2,841	2,668	6%
Total orders placed	2,445	2,172	13%
Average order value	$296	$301	(2%)

Additional Fourth Quarter 2025 Metrics and Results Commentary

•
Trailing 12-month active customers increased by 94,000 during the fourth quarter of 2025, our highest quarterly growth in more than three years. Active customers increased 6% year-over-year to 2,841,000 as of December 31, 2025.

•
Total net sales were $324.4 million, an increase of 10% year-over-year, and a sequential improvement from the 4% increase year-over-year reported in the third quarter of 2025.
•
The slight decrease in average order value referenced above was primarily due to a shift in product mix, highlighted by an exceptional 43% increase in beauty sales year-over-year that have much lower order values, particularly for first time customers.
•
Gross profit was $172.9 million, an increase of 12% year-over-year.
•
Gross margin was 53.3%, a year-over-year increase of 78 basis points that was primarily driven by margin expansion in the FWRD segment.
•
We achieved meaningful year-over-year efficiencies in our operating expenses, driven primarily by efficiencies in our marketing and general and administrative expenses as a percentage of net sales year-over-year compared to the prior-year period, partially offset by a slight increase in selling and distribution expenses as a percentage of net sales year-over-year.
•
Net income was $18.6 million, a year-over-year increase of 58%, primarily due to strong growth in net sales, gross margin expansion and leverage on operating expenses year-over-year.
•
Adjusted EBITDA was $26.3 million, a year-over-year increase of 44%.
•
Diluted earnings per share (EPS) was $0.26, a year-over-year increase of 53%.

Additional Fourth Quarter 2025 Net Sales Commentary

Net sales increased by a double-digit rate year-over-year across segments and geographies.

•
REVOLVE segment net sales were $276.6 million, a year-over-year increase of 10%.
•
FWRD segment net sales were $47.8 million, a year-over-year increase of 14%.
•
Domestic net sales were $260.1 million, a year-over-year increase of 10%.
•
International net sales were $64.2 million, a year-over-year increase of 13%.

Additional trend information regarding Revolve Group’s fourth quarter and full year 2025 financial results and operating metrics is available in the Q4 and FY 2025 Financial Highlights presentation available on our investor relations website at https://investors.revolve.com.

Results Since the End of Fourth Quarter 2025

During the first seven weeks of 2026 (January 1, 2026 to February 18, 2026), net sales increased by approximately 16% year-over-year compared to the same period in 2025. Of note, our prior-year revenue comparison in January 2025 was softer than normal due to the Los Angeles wildfires that temporarily impacted demand in our largest region of California and during which time we paused social media activity (our revenue trends subsequently normalized in February 2025).

2026 Business Outlook

Based on information available to us as of February 24, 2026, we are providing the following guidance for the first quarter and full year ending December 31, 2026.

Our outlook takes into account our assessment of the current macroeconomic environment and related cost pressures and potential headwinds to consumer spending, including, but not limited to, tariffs, inflationary pressures, supply chain disruptions and foreign currency volatility. Importantly, our outlook for gross margin is based on the current level of tariffs as of February 24, 2026 and our estimate of the impact of mitigating activities that we are currently undertaking or will undertake. However, actual gross margin will be particularly susceptible to variability based on the timing and level of tariffs that will ultimately be in effect during relevant periods, as well as the potential impact from mitigating activities that we are undertaking or may undertake.

FY 2026 Outlook
Gross margin	53.7% to 54.2%
Fulfillment expenses	3.2% to 3.4% of net sales
Selling and distribution expenses	17.1% to 17.3% of net sales
Marketing expenses	15.3% to 15.8% of net sales
General and administrative expenses	$161 million to $164 million
Effective tax rate	24% to 26%

First Quarter 2026 Outlook
Gross margin	52.8% to 53.3%
Fulfillment expenses	3.2% of net sales
Selling and distribution expenses	17.1% of net sales
Marketing expenses	15.7% of net sales
General and administrative expenses	$40.5 million

Full Year 2025 Financial Summary

	Year Ended December 31,
	2025	2024	YoY Change
	(in thousands, except percentages)
Net sales	$1,225,682	$1,129,911	8%
Gross profit	$655,784	$593,273	11%
Gross margin	53.5%	52.5%
Net income	$61,146	$48,771	25%
Adjusted EBITDA (non-GAAP financial measure)	$93,796	$69,516	35%
Net cash provided by operating activities	$59,396	$26,692	123%
Free cash flow (non-GAAP financial measure)	$46,184	$18,005	157%

Full Year 2025 Operational Metrics

	Year Ended December 31,
	2025	2024	YoY Change
	(in thousands, except average order value and percentages)
Active customers	2,841	2,668	6%
Total orders placed	9,477	8,867	7%
Average order value	$299	$302	(1%)

Additional Full Year 2025 Metrics and Results Commentary

•
Total net sales were $1.23 billion, a year-over-year increase of 8%.
•
Gross profit was $655.8 million, a year-over-year increase of 11%.
•
Gross margin was 53.5%, a year-over-year increase of 100 basis points.
•
Net income was $61.1 million, a year-over-year increase of 25%, primarily reflecting the increase in net sales, gross margin expansion and leverage on operating expenses year-over-year.
•
Adjusted EBITDA was $93.8 million, a year-over-year increase of 35%.

•
Diluted EPS was $0.86, a year-over-year increase of 25%.

Additional Full Year 2025 Net Sales Commentary

•
REVOLVE segment net sales were $1.05 billion, a year-over-year increase of 9%.
•
FWRD segment net sales were $171.6 million, a year-over-year increase of 8%.
•
Domestic net sales were $972.4 million, a year-over-year increase of 8%.
•
International net sales were $253.3 million, a year-over-year increase of 12%.

Cash Flow and Balance Sheet Commentary

•
Net cash provided by operating activities was $59.4 million and free cash flow was $46.2 million for the year ended December 31, 2025, an increase of 123% and 157%, respectively. The increase in both cash flow measures primarily reflects higher net income and favorable movements in working capital year-over-year.
•
Stock repurchases were $2.0 million for the year ended December 31, 2025, exclusive of broker fees and excise taxes. We repurchased 107,195 shares of our Class A common stock during the full year 2025, at an average cost of $18.86 per share. $55.6 million remained available under our $100 million stock repurchase program as of December 31, 2025.
•
Balance sheet: Cash and cash equivalents (including restricted cash) as of December 31, 2025 grew to $303.2 million, an increase of $46.6 million, or 18%, from $256.6 million as of December 31, 2024. Our balance sheet as of December 31, 2025 remains debt free.
•
Inventory as of December 31, 2025 was $251.8 million, an increase of $22.6 million, or 10%, from the inventory balance of $229.2 million as of December 31, 2024. The increase in inventory balance year-over-year is consistent with our 10% year-over-year growth in net sales during the fourth quarter of 2025.

Conference Call Information

Revolve Group management will host a call today at 4:30 pm ET / 1:30 pm PT to discuss today’s results in more detail. To participate, please dial (888) 596-4144 within the United States or (646) 968-2525 outside the United States approximately 10 minutes before the scheduled start of the call. The conference ID for the call is 2756104. The conference call will also be accessible, live via audio broadcast, on the Investor Relations section of the Revolve Group website at investors.revolve.com. A replay of the conference call will be available online at investors.revolve.com. In addition, an audio replay of the call will be available for one week following the call and can be accessed by dialing (800) 770-2030 within the United States or (609) 800-9909 outside the United States. The replay conference ID is 2756104.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this press release are forward-looking statements, including but not limited to statements regarding our growth prospects, market share gains, business initiatives and innovation, and our outlook for the first quarter and full year of 2026. Forward-looking statements include statements containing words such as “expect,” “anticipate,” “believe,” “project,” “w ill” and similar expressions intended to identify forward-looking statements. These forward-looking statements are based on our current expectations. Forward-looking statements involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to changing economic conditions and their impact on consumer demand and our business; the effects of tariffs and our efforts to mitigate such effects; demand for our products; the investment in long-term initiatives such as international expansion, development of owned brands, AI technology and our physical retail stores; supply chain challenges; inflationary pressures; wars and conflicts; other geopolitical tensions; our fluctuating operating results; seasonality in our business; our ability to acquire products on reasonable terms; our e-commerce business model; our ability to attract customers in a cost effective manner; our ability to source goods in a cost effective manner; the strength of our brand; competition; fraud; system interruptions; our ability to fulfill orders; the impact of public health crises on our business, operations and financial results; the effect of claims, lawsuits, government investigations, other legal or regulatory proceedings or commercial or contractual disputes; and other risks and uncertainties included under the caption “Risk Factors” and elsewhere in our filings with the Securities and Exchange Commission, or SEC, including, without limitation, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 and our Annual Report on Form 10K for the year ended December 31, 2025, which we expect to file with the SEC on February 24, 2026. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

Use of Non-GAAP Financial Measures and Other Operating Metrics

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP), we reference in this press release and the accompanying tables the following non-GAAP financial measures: Adjusted EBITDA and free cash flow.

The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and our non-GAAP measures may be different from non-GAAP measures used by other companies.

We use these non-GAAP financial measures to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses that may not be indicative of our ongoing core operating performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when analyzing historical performance and liquidity and when planning, forecasting, and analyzing future periods.

For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures, please see the tables captioned “Reconciliation of Non-GAAP Financial Measures” included at the end of this release. We encourage reviewing the reconciliation in conjunction with the presentation of the non-GAAP financial measures for each of the periods presented. In future periods, we may exclude similar items, may incur income and expenses similar to these excluded items and may include other expenses, costs and non-recurring items.

Definitions of our non-GAAP financial measures and other operating metrics are presented below.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure that we calculate as net income before other income, net; taxes; and depreciation and amortization; adjusted to exclude the effects of equity-based compensation expense, certain transaction costs and certain non-routine items. Adjusted EBITDA is a key measure used by management to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis and, in the case of exclusion of the impact of equity-based compensation, excludes an item that we do not consider to be indicative of our core operating performance.

Free Cash Flow

Free cash flow is a non-GAAP financial measure that we calculate as net cash provided by operating activities less cash used in purchases of property and equipment, and purchases of rental product, net of proceeds from the sale of rental product. We view free cash flow as an important indicator of our liquidity because it measures the amount of cash we generate. Free cash flow also reflects changes in working capital.

Active Customers

We define an active customer as a unique customer account from which a purchase was made across our platform at least once in the preceding 12-month period. In any particular period, we determine our number of active customers by counting the total number of customers who have made at least one purchase in the preceding 12-month period, measured from the last date of such period. We view the number of active customers as a key indicator of our growth, the reach of our sites, the value proposition and consumer awareness of our brand, the continued use of our sites by our customers and their desire to purchase our products.

Total Orders Placed

We define total orders placed as the total number of orders placed by our customers, prior to product returns, across our platform in any given period. We view total orders placed as a key indicator of the velocity of our business and an indication of the desirability of our products and sites to our customers. Total orders placed, together with average order value, is an indicator of the net sales we expect to recognize in a given period.

Average Order Value

We define average order value as the sum of the total gross sales from our sites in a given period, prior to product returns, divided by the total orders placed in that period. We believe our high average order value demonstrates the premium nature of our product assortment. Average order value varies depending on the site through which we sell merchandise, the mix of product categories sold, the number of units in each order, the percentage of sales at full price, and for sales at less than full price, the level of markdowns.

About Revolve Group, Inc.

Revolve Group, Inc. (NYSE: RVLV) is the next-generation fashion retailer for Millennial and Generation Z consumers. As a trusted premium lifestyle brand and a go-to online source for discovery and inspiration, we deliver an engaging customer experience from a vast yet curated offering of apparel, footwear, accessories, beauty and home products. Our dynamic platform connects a deeply engaged community of millions of consumers, thousands of global fashion influencers and more than 1,000 emerging, established and owned brands.

We were founded in 2003 by our co-CEOs, Michael Mente and Mike Karanikolas. We sell merchandise through two complementary segments, REVOLVE and FWRD, that leverage one platform. Through REVOLVE, we offer an assortment of premium apparel, footwear, accessories and beauty products from emerging, established and owned brands. Through FWRD, we offer an assortment of curated and elevated iconic and emerging luxury brands. For more information, visit www.revolve.com.

Contacts:

Investors:

Erik Randerson, CFA

562.677.9513

IR@revolve.com

Media:

Karlo Otto

revolveus@karlaotto.com

REVOLVE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Net sales	$324,371	$293,728	$1,225,682	$1,129,911
Cost of sales	151,451	139,430	569,898	536,638
Gross profit	172,920	154,298	655,784	593,273
Operating expenses:
Fulfillment	10,484	9,456	39,509	37,389
Selling and distribution	54,168	48,359	209,623	195,169
Marketing	45,457	43,326	175,397	167,230
General and administrative	42,230	41,756	156,992	142,068
Total operating expenses	152,339	142,897	581,521	541,856
Income from operations	20,581	11,401	74,263	51,417
Other income, net	(2,750)	(3,246)	(8,040)	(13,030)
Income before income taxes	23,331	14,647	82,303	64,447
Provision for income taxes	4,781	2,877	21,157	15,676
Net income	18,550	11,770	61,146	48,771
Less: Net loss attributable to non-controlling interest	—	566	563	786
Net income attributable to Revolve Group, Inc. stockholders	$18,550	$12,336	$61,709	$49,557
Earnings per share of Class A and Class B common stock:
Basic	$0.26	$0.17	$0.87	$0.70
Diluted	$0.26	$0.17	$0.86	$0.69
Weighted average number of shares of Class A and Class B common stock outstanding:
Basic	71,345	70,975	71,297	70,846
Diluted	72,160	72,135	72,087	71,677

REVOLVE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)

	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$292,256	$256,600
Restricted cash	10,943	—
Accounts receivable, net	16,561	10,338
Inventory	251,844	229,244
Income taxes receivable	1,717	1,195
Prepaid expenses and other current assets	73,706	63,711
Total current assets	647,027	561,088
Property and equipment (net of accumulated depreciation of $26,245 and $22,230 as of December 31, 2025 and December 31, 2024, respectively)	15,371	8,937
Right-of-use lease assets	28,832	36,259
Intangible assets, net	2,410	2,294
Goodwill	2,042	2,042
Other assets	29,560	18,067
Deferred income taxes, net	39,759	36,860
Total assets	$765,001	$665,547
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$56,409	$45,098
Income taxes payable	1,357	4
Accrued expenses	44,297	38,524
Returns reserve	76,985	69,661
Current lease liabilities	10,534	9,066
Other current liabilities	40,963	33,744
Total current liabilities	230,545	196,097
Non-current lease liabilities	21,921	31,665
Total liabilities	252,466	227,762
Stockholders’ equity:
Class A common stock, $0.001 par value; 1,000,000,000 shares authorized as of December 31, 2025 and December 31, 2024; 40,861,973 and 39,699,150 shares issued and outstanding as of December 31, 2025 and December 31, 2024, respectively.	41	40
Class B common stock, $0.001 par value; 125,000,000 shares authorized as of December 31, 2025 and December 31, 2024; 30,509,949 and 31,501,330 shares issued and outstanding as of December 31, 2025 and December 31, 2024, respectively.	30	32
Additional paid-in capital	144,249	133,046
Retained earnings	368,215	305,070
Non-controlling interest	—	(403)
Total stockholders’ equity	512,535	437,785
Total liabilities and stockholders’ equity	$765,001	$665,547

REVOLVE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Year Ended December 31,
	2025	2024
Operating activities:
Net income	$61,146	$48,771
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,601	4,429
Rental product depreciation	1,792	736
Gain on sale of rental product	(294)	—
Equity-based compensation	10,566	10,028
Loss on disposal of subsidiary	2,425	—
Deferred income taxes, net	(2,899)	(6,855)
Changes in operating assets and liabilities:
Accounts receivable	(6,223)	2,067
Inventories	(23,552)	(24,791)
Income taxes receivable	(522)	430
Prepaid expenses and other current assets	(9,983)	1,812
Other assets	(11,389)	(13,593)
Accounts payable	11,846	(2,723)
Income taxes payable	1,353	4
Accrued expenses	5,930	(2,190)
Returns reserve	7,324	5,881
Right-of-use lease assets and current and non-current lease liabilities	(684)	(77)
Other current liabilities	7,959	2,763
Net cash provided by operating activities	59,396	26,692
Investing activities:
Purchases of property and equipment	(11,405)	(5,649)
Purchases of rental product	(3,573)	(3,038)
Proceeds from sale of rental product	1,766	—
Cash divested upon disposal of subsidiary	(1,657)	—
Cash paid for acquisition	—	(427)
Net cash used in investing activities	(14,869)	(9,114)
Financing activities:
Proceeds from the exercise of stock options, net	637	6,415
Repurchases of Class A common stock	(2,024)	(11,778)
Net cash (used in) provided by financing activities	(1,387)	(5,363)
Effect of exchange rate changes on cash and cash equivalents	3,459	(1,064)
Net increase in cash and cash equivalents	46,599	11,151
Cash, cash equivalents and restricted cash, beginning of period	256,600	245,449
Cash, cash equivalents and restricted cash, end of period	$303,199	$256,600
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Income taxes, net of refund	$22,770	$22,203
Operating leases	$12,927	$9,305
Supplemental disclosure of non-cash activities:
Lease assets obtained in exchange for new operating lease liabilities	$6,096	$7,180

REVOLVE GROUP, INC. AND SUBSIDIARIES

SEGMENT INFORMATION

(Unaudited)

The following table summarizes our net sales, cost of sales and gross profit for each of our reportable segments (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
Net sales	2025	2024	2025	2024
REVOLVE	$276,580	$251,972	$1,054,042	$970,517
FWRD	47,791	41,756	171,640	159,394
Total	$324,371	$293,728	$1,225,682	$1,129,911

Cost of sales
REVOLVE	$125,916	$114,416	$471,547	$435,918
FWRD	25,535	25,014	98,351	100,720
Total	$151,451	$139,430	$569,898	$536,638

Gross profit
REVOLVE	$150,664	$137,556	$582,495	$534,599
FWRD	22,256	16,742	73,289	58,674
Total	$172,920	$154,298	$655,784	$593,273

The following table lists net sales by geographic area (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
United States	$260,129	$236,644	$972,419	$903,484
Rest of the world	64,242	57,084	253,263	226,427
Total	$324,371	$293,728	$1,225,682	$1,129,911

REVOLVE GROUP, INC. AND SUBSIDIARIES

KEY OPERATING AND FINANCIAL METRICS

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(in thousands, except average order value and percentages)
Gross margin	53.3%	52.5%	53.5%	52.5%
Adjusted EBITDA	$26,263	$18,272	$93,796	$69,516
Free cash flow	$(12,854)	$1,831	$46,184	$18,005
Active customers	2,841	2,543	2,841	2,668
Total orders placed	2,445	2,022	9,477	8,867
Average order value	$296	$303	$299	$302

REVOLVE GROUP, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

A reconciliation of non-GAAP Adjusted EBITDA to net income for the three months and year ended December 31, 2025 and 2024 is as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(in thousands)
Net income	$18,550	$11,770	$61,146	$48,771
Excluding:
Other income, net	(2,750)	(3,246)	$(8,040)	(13,030)
Provision for income taxes	4,781	2,877	$21,157	15,676
Depreciation and amortization	1,206	928	$4,601	4,429
Equity-based compensation	3,152	3,277	$10,566	10,028
Transaction costs (1)	1,324	700	$2,224	1,194
Non-routine items (2)	—	1,966	$2,142	2,448
Adjusted EBITDA	$26,263	$18,272	$93,796	$69,516

(1)	Includes legal and professional service fees related to potential and consummated strategic acquisitions and investments.
(2)

Non-routine items for the year ended December 31, 2025 primarily represent an accrual for certain pending legal matters. Non-routine items in the three months and year ended December 31, 2024 included a $2.0 million non-routine loss related to a shipment theft incident, which was recovered in full through our insurance in 2025. Non-routine items for the year ended December 31, 2024 also included a $0.5 million charge for a settled matter related to non-routine import and export fees.

A reconciliation of non-GAAP free cash flow to net cash provided by operating activities for the three months and year ended December 31, 2025 and 2024 is as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(in thousands)
Net cash (used in) provided by operating activities	$(10,187)	$3,918	$59,396	$26,692
Purchases of property and equipment	(3,099)	(1,830)	(11,405)	(5,649)
Purchases of rental product, net of proceeds from the sale of rental product	432	(257)	(1,807)	(3,038)
Free cash flow	$(12,854)	$1,831	$46,184	$18,005

Net cash used in investing activities	$(2,667)	$(2,087)	$(14,869)	$(9,114)
Net cash provided by (used in) financing activities	$496	$5,623	$(1,387)	$(5,363)